UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRUSTCO BANK CORP NY
(Exact Name of Company as Specified in Its Charter)

New York	14-1630287
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5 Sarnowski Drive, Glenview, New York	12302
(Address of Principal Executive Offices)	(Zip Code)

TRUSTCO BANK CORP NY
2019 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

MICHAEL M. OZIMEK
Executive Vice President and Chief Financial Officer
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenview, New York 12302
(518) 381-3680
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Leonard J. Essig, Esq.
Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, Missouri  63101
(314) 444-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	2,000,000	$7.87	$5,730,000.00	$1,906.48

(1) The securities registered hereunder consists of 2,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of TrustCo Bank Corp NY, a New York corporation (the “Company”), available to be granted under or issuable pursuant to the TrustCo Bank Corp NY 2019 Equity Incentive Plan (the “Plan”). Pursuant to the terms of the Plan, the Common Stock may be issued as a result of awards and/or exercise of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Pursuant to Rule 457(c) and 457(h) represents the average of the high and low reported prices for the Company’s common stock as reported on the NASDAQ Global Select Market on August 2, 2019, such date being a date within five business days prior to the date of filing of this Registration Statement.

PART I- INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to the participants in the 2019 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. Such documents are not required to be, and are not, filed with the Commission either as part of this registration statement or as prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Information contained in the following documents of TrustCo Bank Corp NY (the “Company”) filed with the Commission is incorporated herein by reference:

(a)          The Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018, as filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)          The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, each as filed with the Commission pursuant to Section 13(a) of the Exchange Act;

(c)          The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2019, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(d)          The Company’s current reports on Form 8-K filed January 11, 2019, February 19, 2019, April 12, 2019, May 21, 2019, May 23, 2019, May 29, 2019, June 7, 2019 and July 12, 2019.

(e)          All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2018; and

(f)          The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-4 under the Securities Act of 1933, Registration No. 33‑40379, effective date May 8, 1991, and an update of that description contained in the Company’s Current Report on Form 8‑K filed on July 9, 1991; and including any amendment or report filed for purposes of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 5.	Interests of Named Experts and Counsel

The legality of the issue of the shares of the Company’s common stock offered hereunder has been passed upon for the Company by Lewis Rice LLC, St. Louis, Missouri.

Item 6.	Indemnification Of Directors And Officers

Sections 721-725 of the New York Business Corporation Law provide for or permit the indemnification of directors and officers of the Company under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful.

Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law, no directors of the Company shall be liable to the Company or its shareholders for any breach of duty in such capacity.

The Company’s bylaws contain detailed and comprehensive procedures to address the circumstances under which an officer or director of the Company may seek indemnification and under which the board or other persons, including the Company’s shareholders, may authorize indemnification payments. A copy of the Company’s bylaws was included as an exhibit to the Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 29, 2019. Pursuant to Employment Agreements between the Company and certain of its executive officers, the Company shall indemnify such executives for acts or decisions made by such executives in good faith while performing services for the Company, and the Company shall use its best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $55,000,000, the directors and officers of the Company are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable.

Item 8.	Exhibits

The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit Number	Exhibit

4.1	TrustCo Bank Corp NY 2019 Equity Incentive Plan (incorporated by reference to Appendix B to TrustCo Bank Corp NY’s Definitive Proxy Statement on Schedule 14A filed April 1, 2019)

5.1	Opinion of Lewis Rice LLC.

15.1	Crowe LLP Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Crowe LLP.

23.2	Consent of Lewis Rice LLC (included as part of Exhibit 5.1).

24.1	Powers of Attorney.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on August 8, 2019.

TRUSTCO BANK CORP NY

By	/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown on August 8, 2019.

Name	Title/Position

/s/ Robert J. McCormick	Chairman, President and Chief
Robert J. McCormick	Executive Officer (Principal Executive Officer)

/s/ Michael M. Ozimek	Executive Vice President and Chief Financial Officer
Michael M. Ozimek	(Principal Financial and Accounting Officer)

*
Dennis A. DeGennaro	Director

*
Brian C. Flynn	Director

*
Lisa M. Lucarelli	Director

*
Thomas O. Maggs	Director

*
Anthony J. Marinello, M.D., PhD	Director

*
William D. Powers	Director

* By:	/s/ Michael M. Ozimek
Attorney-in-Fact

TRUSTCO BANK CORP NY
FORM S-8 REGISTRATION STATEMENT

Exhibit Index

Exhibit Number	Exhibit

4.1
TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan (incorporated by reference from Appendix B to TrustCo Bank Corp NY’s Definitive Proxy Statement on Schedule 14A filed April 1, 2019)

5.1	Opinion of Lewis Rice LLC

15.1	Crowe LLP Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Crowe LLP.

23.2	Consent of Lewis Rice LLC. (included as part of Exhibit 5.1).

24.1	Powers of Attorney.